                                                                    EXHIBIT 2.11

                            ASSET PURCHASE AGREEMENT


          THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 12th day of November, 1997, among DATATAPE INCORPORATED, a Delaware corporation ("Seller"), DELTA TANGO, INC., a Nevada corporation ("Delta"), METRUM-D, INC., a Delaware corporation ("Buyer"), IMPACTDATA, INC., a California corporation ("Impactdata"), and M. STUART MILLAR, an individual ("Millar"), as to Impactdata and Millar, for the limited purpose of Section 6.C hereof.

                              RECITALS:

          A.     Seller is engaged in the "Business" (as hereinafter defined);

          B. Delta owns all of the issued and outstanding shares of stock of Seller and Delta desires to cause Seller to enter into this Agreement;

          C. Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and acquire from Seller, on the terms and subject to the conditions set forth in this Agreement, substantially all of the assets used or useful in the conduct of the Business; and

          D. In conjunction therewith, Seller and Buyer desire to (i) take other necessary actions so as to transfer to Buyer substantially all of the assets used in the Business; and (ii) enter into agreements which would provide Buyer with the use of certain intellectual property, all as more particularly set forth herein.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto agree as follows:

          1.     Definitions.  As used in this Agreement, the following terms
                 -----------
shall have the following meanings:

          "Business" shall mean the business in which Seller is engaged on the Closing Date, as described in Schedule 1.A.1 hereto, at the locations listed in
Schedule 1.A.2 hereto.

          "Closing Date" shall mean November 14, 1997.

          "Copy Rights" shall mean all published and unpublished rights in works of authorship including, without limitation, (1) literary works, including books, periodicals, catalogs, directories, textual advertising such as brochures, pamphlets and other literature, tabular lists, lectures, manuals and computer programs and data bases; (2) pictorial, graphic and sculptural works, including maps, architectural plans and renderings, blue prints, photographs, prints and pictorial illustrations such as labels and pictorial advertising, posters, brochures and pamphlets, and pattern designs; (3) audiovisual works;
(4) sound recordings; and (5) mask works, and all U.S. and foreign pending and issued copyright or mask work registrations thereon, including, but not limited to, those items set forth on Schedule 1.A.3. hereto.

          "Intellectual Property Rights" shall mean the Patent Rights, Copy Rights, Trademarks and Trade Secrets as more fully described herein and other similar rights in technology that are owned, used or controlled by Seller on the Closing Date and used in, held by or useful in the Business.

          "Know-How" shall mean all proprietary and non-proprietary know-how and information used in or useful to the Business on the Closing Date including, without limitation, (1) design drawings; (2) specifications and performance criteria; (3) operating instructions and maintenance manuals; (4) manufacturing information, including production documentation, methods, layouts and supplier and cost information; (5) copies of on-site computer software and related documentation, including, without limitation, available source and object code listings; (6)

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prototypes, models or samples; (7) computer-aided design or computer-aided manufacturing data; (8) information communicated to Seller in meetings or conferences; (9) files relating to applications for Intellectual Property Rights; and (10) all files relating to customers and other tangible materials that are used in or useful to the Business on the Closing Date.

          "Patent Rights" shall mean all (1) rights to inventions conceived on or before the Closing Date by employees of Seller who are engaged in the operation of the Business; (2) pending U.S. and foreign patent applications owned by Seller and made on behalf of the Business; and (3) U.S. and foreign patents owned by Seller, or for which Seller has the right to apply for as of the Closing Date, which are or would be used by Seller in conducting the Business, including, but not limited to, those items set forth in Schedule 1.A.4. hereto.

          "Trademarks" shall mean trade names, trademarks, service marks, trade dress and product configurations that are used or intended to be used by Seller to identify the Business or any part thereof and all (1) goodwill and associated common law rights; (2) registration applications pending thereon in any province, state or country; and (3) registrations issued thereon, including, but not limited to, those items set forth on Schedule 1.A.5. hereto.

          "Trade Secrets" shall mean all proprietary information that is used in, held by or useful to Seller for use in the Business and that (1) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by, third parties who can obtain economic value from its disclosure or use and (2) is the subject of efforts by Seller that were reasonable under the circumstances to maintain its secrecy, such as, without limitation, proprietary specifications, formulas, drawings, models, blue prints, software, production techniques and processes, retail and wholesale customer lists, vendor lists, compilations, merchandising information, cost and pricing information, business systems and methods and information regarding future business opportunities.

          2.  Sale of Assets and Assumption of Certain Liabilities.
              ----------------------------------------------------
               A.     Assets Sold and Retained.
                      -------------------------

               1.     Assets Sold and Purchased.  At the Closing Seller agrees
                      -------------------------
     to sell, transfer, convey, assign and deliver to Buyer and Buyer agrees to purchase and acquire, according to the terms and conditions of this Agreement, all of Seller's right, title, and interest in and to the following assets and properties of, or assets and properties used, held by or useful in the operation of, the Business on the Closing Date, other than the assets identified in Section 2.A.2 hereof (collectively, the "Purchased Assets"):

                    a.     all personal property and vehicle leases listed on
          Schedule 2.A.1.a hereto (the "Personal Property Leases") and all real property leases listed on Schedule 2.A.1.a hereto (the "Real Property Leases");

                    b. all contracts other than those referred to in Section 2.A.1.a in respect of the Business (other than a contract which is a Benefit Plan as defined in Section 4.K.1), including, without limitation, customer contracts, distributor agreements, agency agreements, royalty and license agreements and rights, purchase agreements, rights to use technology owned by others and all other agreements of whatever nature used by or affecting the Business, all as listed on Schedule 2.A.1.b hereto (collectively, the "Contracts");

                    c. all letters of credit in favor of Sellers related to the Business and all prepaid expenses and deposits of the Business, all as preliminarily listed on Schedule 2.A.1.c hereto, which Schedule will be updated upon preparation of the Closing Balance Sheet (hereinafter defined);

                    d. all accounts receivable of the Business or other rights to receive payment for services performed as of the Closing Date including, without limitation, the accounts receivable that are preliminarily

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          identified on Schedule 2.A.1.d hereto, which Schedule will be updated upon preparation of the Closing Balance Sheet;

                    e. all inventory of the Business, including, but not limited to, supplies, raw materials, component parts, work-in-progress and finished goods on hand, including, without limitation, the inventory preliminarily listed on Schedule 2.A.1.e hereto, which Schedule will be updated upon preparation of the Closing Balance Sheet (the "Inventory"), except for items owned by customers of the Business incorporated into inventory of Seller, jigs and similar items owned by customers of the Business and those raw materials or components which have been consigned to the Business by its customers, which shall be transferred to Buyer subject to the terms of the consignment arrangements as identified and described in Schedules 2.A.1.e and 2.A.1.f;

                    f. all machinery, equipment, dies, tooling, tooling fixtures, spare parts, fittings, office furniture, fixtures, supplies and other tangible personal property used in the Business at its various locations, including, without limitation, the equipment preliminarily identified on Schedule 2.A.1.f hereto, which Schedule will be updated upon preparation of the Closing Balance Sheet (the "Fixed Assets"), except that certain equipment which has been consigned to the Business by its customers which shall be transferred to Buyer subject to the terms of the consignment arrangements as identified and described in Schedule 2.A.1.f;

                    g. all on-site computer hardware and software owned by Sellers and used in the Business at its various locations (the "Computer Hardware and Software");

                    h.     all goodwill of the Business;

                    i.     the Know-How;

                    j. the Intellectual Property Rights and all business names and other intangible assets relating to the Business set forth on Schedule 2.A.1.j attached hereto;

                    k. all operating data, books and records of Seller relating to the Business, including customer lists and information relating to customers and suppliers with respect to the Business;

                    l. to the extent permitted by law all licenses, certificates, permits, and other governmental authorizations relating to the Business, including, but not limited to, those set forth on
          Schedule 2.A.1.l attached hereto (the "Licenses and Permits");

                    m. all of Sellers' right, title and interest in and to the proceeds of sales from the Business (but not including the Purchase Price) which are received by Seller (i) on or after the close of business on the day immediately preceding the Closing Date (5:00 p.m. pacific standard time) or (ii) prior to such time in excess of the amount to be retained by Seller pursuant to Section 2.A.2 below, in cash or cash equivalents, in lock boxes previously used for this purpose and/or which are received in any other manner, the payment to Buyer of which shall be sent, by electronic funds transfer to a bank of Buyer's choice as soon as reasonably possible after clearance by Seller's banks, as more fully set forth in the Transition Services Agreement (as hereinafter defined); and

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                    n.     all other assets, whether tangible or intangible,
          which are used in, held by or are useful to the Business at its various locations except as specifically excluded by Section 2.A.2 (the "Other Assets").

               2.     Assets Retained.  The parties to this Agreement expressly
                      ---------------
     understand and agree that notwithstanding the provisions of Section 2.A.1, Seller is not hereunder selling, assigning, transferring or conveying to Buyer the following assets, which shall be specifically excluded from the transactions contemplated by this Agreement (the "Excluded Assets"):

                    a. all cash and cash equivalents up to $300,000 before the close of business on the day immediately preceding the Closing Date, whether held in lock boxes or otherwise;

                    b. any vehicles leased by Seller except those identified on Schedule 2.A.1.a hereto;

                    c. all assets that are used exclusively in the conduct of the business of Spin Physics and/or Impactdata as identified on
          Schedule 2.A.2.c hereto;

                    d. any inter-company accounts receivable of Seller and Delta;

                    e.     certain other miscellaneous assets as identified on
          Schedule 2.A.2.e hereto;

                    f. any Benefit Plan or any other contract or arrangement providing employee benefits to employees;

                    g.     the shares of Datatape International, Inc.;

                    h.     the shares of Spin Physics, Inc.;

                    i. all of Seller's claims, causes of action, choses in action, rights of recovery and rights to refunds relating to periods prior to the Closing Time to the extent not related to the Purchased Assets;

                    j. all of Seller's tax and information returns; all correspondence between Seller and its shareholders; all minutes, stock ledger and other corporate documents; provided, however, that upon reasonable notice from Buyer to Seller or its successors-in-interest, Seller or its successors-in-interest shall provide Buyer with access at no charge to any of the foregoing-described material and with copies of any of said documents to the extent such material and documents pertain to the Business and Purchased Assets acquired by Buyer; and

                    k. all of Seller's rights to receive mail and other communications which do not relate in any way to the ownership of the Purchased Assets or the operation of the Business;

               3. any debt, liability or obligation of, or claim against, any past or present shareholder, director or officer of Seller and their respective affiliates.

               4.     Transfers of Personal Property Leases, Real Property
                      ----------------------------------------------------
     Leases and Contracts.  To facilitate the assignment or transfer of Personal
     --------------------
     Property Leases, Real Property Leases and

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     Contracts, Seller shall execute such documents of assignment or transfer as may be prepared by Buyer that are necessary or appropriate for evidencing or recording the assignments or transfers to Buyer. Subject to the terms of
     Section 2.D hereof, in the event any assignment or transfer of any Personal Property Lease, Real Property Lease or Contract cannot be obtained, Seller and Buyer shall enter into a license, sublicense, lease, or independent contractor agreement, agency or other relationship with respect thereto with the intent of providing the same benefits and obligations to Buyer as if such assignment or transfer had occurred.

               5.     Transfer of Know-How.  The communication of transferred
                      --------------------
     Know-How from Seller to Buyer shall occur primarily through Buyer's acquisition of property and employment of personnel of the Business. In addition, in order to facilitate the transfer of such Know-How, Seller shall use reasonable efforts, for a period of three (3) years from the Closing Date, to provide to Buyer, upon Buyer's written request, copies of any documents or other information in Seller's possession, defining or specifying the subject matter, nature and extent of the Know-How and take such other action as the parties mutually agree is reasonably necessary or appropriate to effectuate the transfer of such Know-How.

          B.     Assignment of Intellectual Property Rights.  On or as soon as
                 ------------------------------------------
possible following the Closing Date, Seller shall execute and deliver assignments with respect to the Intellectual Property Rights, including all goodwill associated therewith, as necessary to perfect ownership, including record ownership, in and to the Intellectual Property Rights, including all goodwill associated therewith.

          C.     Risk of Loss.  The risk of loss and all obligations to insure
                 ------------
the tangible assets of the Business shall remain with Seller until the Closing, and shall be assumed by Buyer at the time of Closing.

          D.     Assumption of Contractual Rights and Obligations Related
                 --------------------------------------------------------
Thereto.  At the time of Closing, Buyer shall assume the rights, warranty rights
-------
and obligations, and any other contractual obligations pursuant to the Personal Property Leases, Real Property Leases, the Contracts, and the bids, quotations, proposals and similar agreements entered into or made in the ordinary course of the Business (collectively, the "Transferred Rights, Obligations and Agreements"), to the extent set forth in Section 2.E hereof.

          To the extent that the assignment or novation of any of the Transferred Rights, Obligations and Agreements, or the assignment of the Intellectual Property Rights under Section 2.B above, shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither the agreements contemplated by this Agreement nor any actions taken hereunder pursuant to the provisions of any such agreements shall constitute an assignment or novation or an agreement to assign or novate if such assignment or novation or attempted assignment or novation would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller and Buyer shall use commercially reasonable efforts (without the obligation to incur any undue expense) to obtain the consent of such other party to an assignment or novation to Buyer. Notwithstanding the foregoing, it shall be a condition to closing that any consents required for the assignment of the Transferred Rights, Obligations and Agreements designated by Buyer shall have been obtained on terms and conditions satisfactory to Buyer, in its sole discretion.

          If such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the benefits under any such Transferred Rights, Obligations and Agreements and the Intellectual Property Rights, including appointing Buyer to act as its agent to perform all of Seller's obligations under such Transferred Rights, Obligations and Agreements and the Intellectual Property Rights and to collect and promptly remit to Buyer all compensation payable pursuant to those Transferred Rights, Obligations and Agreements and the Intellectual Property Rights and to enforce, for the account and benefit of Buyer, any and all rights of Seller against any other person arising out of the breach or cancellation of such Transferred Rights, Obligations and Agreements and the Intellectual Property Rights by such other person or otherwise (any and all of which arrangements shall constitute, as between the parties hereto, a deemed assignment or transfer); provided that, to the extent that Buyer requires Seller to undertake any services or take any actions in furtherance of the performance of such Transferred Rights, Obligations and Agreements and the Intellectual Property Rights, any such services or actions shall be the subject of a separate agreement that the parties shall, in good faith, negotiate as promptly as possible and which shall be mutually acceptable to the parties. Each party shall be responsible for all of its costs and expenses incurred by it in connection with the actions required of it under this Section 2.D.

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          E.     Assumption of Certain Liabilities by Buyer.  From and after the
                 ------------------------------------------
Closing, Buyer shall assume and be liable and responsible for only the following liabilities and obligations directly relating to the ownership of the Purchased Assets or the operation of the Business (the "Assumed Liabilities") and no others:

               1. all liabilities and obligations of Seller under all Personal Property Leases, Real Property Leases, Contracts, or any other of the Transferred Rights, Obligations and Agreements assigned or transferred to Buyer pursuant to Section 2.A hereof (or deemed assigned or transferred pursuant to Section 2.D hereof) which arise or are to be performed following the Closing Date (except for those relating to pre-Closing defaults(including actions, events or practices which may be the basis for a claim of such a pre-closing default)), but excluding the "Excluded Liabilities" (as defined in Section 2.F hereof);

               2. all liabilities and obligations with respect to the warranty policies and agreements of Seller described on Schedule 2.E.2 hereto and pursuant to the provisions of Section 6.D hereof (subject, however, to Buyer's indemnification rights under Section 8.A.3);

               3. all trade accounts payable and accrued liabilities of the Business for supplies, materials and services incurred in the ordinary course of business at the time of Closing as preliminarily set forth in
     Schedule 2.E.3 hereto, which Schedule will be updated upon preparation of the Closing Balance Sheet;

               4. all liabilities and obligations of or related to the Purchased Assets or the Business arising after the Closing Date (including, without limitation, liabilities and obligations of the type described in
     Section 2.F arising after the Closing Date) to the extent such liabilities and obligations resulted from circumstances and/or events occurring after the Closing Date;

               5. all liabilities and obligations arising from or related to current salaries and wages and related payroll taxes, routine employee allowances and accrued vacation (all as accrued in the ordinary course of business and reflected on the Closing Balance Sheet), but no other obligation under any Benefit Plan, for those individuals who are hired by Buyer and considered to be Transferred Employees (as hereafter defined);

               6. all liabilities and obligations which arise following the Closing Date under the capital leases listed on Schedule 2.E.6 hereto; and

               7. all other liabilities reflected on a mutually-agreed upon balance sheet dated as of the Closing Date reflecting the Purchased Assets and Assumed Liabilities to be prepared by the parties as soon as practicable following the Closing.

          The assumption by Buyer of the Assumed Liabilities and the transfer thereof by Seller shall in no way expand the rights or remedies of any third party against Seller or Buyer as compared to the rights and remedies which such third party would otherwise have had.

          F.     All Other Liabilities Excluded.  Notwithstanding the foregoing,
                 ------------------------------
Seller agrees that Buyer is assuming only those liabilities and obligations enumerated in Section 2.E and no others and Buyer shall have no liability or responsibility for any liability or obligation arising out of Seller's ownership or operation of the Purchased Assets or the Business prior to the Closing Date (except as expressly provided in Section 2.E), including, without limitation, the following liabilities and obligations of Seller (the "Excluded Liabilities"):

               1. any inter-company obligation between Seller or Delta or any other affiliate of Seller or Delta;

               2. any current or long-term liability or obligation of Seller with respect to indebtedness for borrowed money;

               3. any liability or obligation of Seller with respect to occurrences prior to the Closing Date not expressly assumed by Buyer under
     Section 2.E hereof;

               4. any liability or obligation of Seller for any injury to or death of any person or damage to or destruction of any property, whether based on negligence, strict liability, enterprise liability, products liability or any other legal or equitable theory (including consequential damages) arising from products manufactured or sold or services rendered by Seller prior to the Closing Date, in all cases;

               5. any liability of Seller for (i) occurrences prior to the Closing Date with respect to any past or present employee which could give such employee a cause of action against Seller, any employment discrimination claims, any employee pension benefit plans or employee welfare benefit plans or other benefit arrangement, or (ii) expenses paid or payable to former employees whose employment has been terminated by Seller prior to the time of Closing;

               6. any action, suit, claim or proceeding against Seller based on facts or circumstances occurring prior to the Closing Date (other than those with respect to the Assumed Liabilities if any);

               7. any liability or obligation arising from or relating to post-retirement medical, life, dental or other benefit plans sponsored by Seller;

               8. any liability or obligation arising from or related to employee pension benefit plans or employee welfare benefit plans or other benefit arrangements sponsored by Seller;

               9. any liability or obligation from or relating to federal, state, or local taxes or assessments of any kind based on facts or circumstances occurring prior to the Closing Date;

               10. any liability or obligation of Seller arising prior to the Closing Date with respect to any of the Transferred Rights, Obligations and Agreements assigned or transferred by Seller to Buyer or any liability or obligation thereunder, whenever arising, that arises as a result of a breach or violation thereof occurring prior to the Closing Date;

               11. without any limitation of Section 2.F.8 hereof, any liabilities resulting from medical coverage, dental coverage and/or disability coverage of Seller's employees, including with respect to any claims for occurrences prior to the Closing Date or incurred prior to the Closing Date, whether or not reported as of the Closing Date. A claim shall be deemed to have been incurred upon the incurrence of a qualified expense for which reimbursement or payment is sought; provided, however, a claim for a hospitalization stay (and medical treatment during such stay) which begins prior to the Closing Date and which ends after the Closing Date shall be deemed to have been incurred prior to the Closing Date;

               12. any liability or obligation of Seller resulting from workers' compensation claims having a date of injury (or, in the case of a claim relating to illness or occupational disease, the last significant exposure) prior to the Closing Date and any liabilities resulting from any such claims arising out of any violation of "Environmental Laws" (as hereinafter defined) occurring prior to the Closing Date;

               13. any liability or obligation of Seller arising from events occurring prior to the Closing Date with respect to the property or assets of third parties which may be in its possession or control;

               14. any liability or obligation of Seller arising out of any violation of Environmental Laws or relating to "Hazardous Materials" or "Environmental Matters" (all hereinafter defined);

               15. any action, suit, claim or proceeding against Seller for infringement of a third party's intellectual property rights based upon facts or circumstances occurring prior to the Closing Date;

               16. any liabilities resulting from agreements made between Seller or its or Delta's employees, including, without limitation, pay-to-stay contracts, contracts which pay a commission based upon the completion of the transactions contemplated by this Agreement by Seller and agreements to pay a bonus based upon the completion of a sale of the Purchased Assets and/or any other assets owned by Seller; and

               17. any liability or obligation of Seller relating to unpaid wages, salaries or other benefits (including taxes, allowances and accrued vacation) or any other employee cost whatsoever for any and all individuals who are not deemed to be Transferred Employees.

          Seller shall pay and discharge in accordance with Seller's past practices or when due all of those liabilities relating to the Business which Buyer has not specifically agreed to assume pursuant to the provisions of
Section 2.E. Notwithstanding the foregoing, Seller may contest any liabilities in good faith, provided that the failure to discharge such liability shall not result in any lien or charge against the Purchased Assets, Buyer or Seller at any time and provided further that in so doing Seller shall take no actions which will adversely affect Buyer's relationships with the customers or suppliers of the Business.

          3.     Purchase Price; Payment; Adjustment.
                 -----------------------------------

               A.     Purchase Price.
                      --------------

                     1.      Price. The purchase price for the sale and transfer
                             -----
     of the Purchased Assets and the noncompetition covenant in Section 6.C shall be Fourteen Million Four Hundred Thousand Dollars ($14,400,000), plus the assumption of the Assumed Liabilities set forth in Section 2.E hereof (the "Purchase Price").

                     2.      Allocation. Seller and Buyer hereby agree that the
                             ----------
     Purchase Price paid for the Purchased Assets and the noncompetition covenant in Section 6.C shall be allocated for purposes of this Agreement and for tax purposes as set forth in Schedule 3.A.2, which Schedule may be amended by mutual agreement of Seller and Buyer after the Closing. Seller and Buyer acknowledge and agree that the allocations made pursuant to this
     Section 3.A.2, and the following undertaking with respect to tax reporting, have been specifically negotiated by the parties and are a part of the basis of this Agreement. Seller and Buyer covenant and agree that each shall prepare its tax returns employing the allocation made pursuant to
     Schedule 3.A.2 and shall not take a position in any tax proceeding or audit inconsistent with such allocation. Seller and Buyer shall give prompt notice to each other of the commencement of any tax audit or the assertion of any proposed deficiency or adjustment by any taxing authority or agency which challenges such allocation.

          B.     Payment of the Purchase Price.  At the Closing, Buyer shall,
                 -----------------------------
subject to the terms and conditions herein, pay [i] Thirteen Million Dollars ($13,000,000) in immediately available funds to the bank account of Seller identified on Schedule 3.B hereto, and [ii] One Million Four Hundred Thousand Dollars ($1,400,000) in immediately available funds to Bank One, Kentucky, N.A. to fund the escrow account established under the Escrow Agreement to be entered into by Buyer and Seller at Closing in substantially the form of Exhibit A
                                                                 ---------
hereto (the "Escrow Agreement").

          C.     Closing Date.  At the closing of this transaction (the
                 ------------
"Closing"), the transfer of title to and possession of the Purchased Assets shall occur and the payment of the Purchase Price as set forth in Section 3.B shall occur. At the Closing, each of the parties hereto shall execute and deliver all consideration, instruments and documents reasonably required to carry out the terms and provisions of this Agreement. Possession of all of the Purchased Assets shall be given to Buyer by Seller immediately upon the Closing. The Closing shall take place at the offices of Loeb & Loeb, LLP, 1000 Wilshire Boulevard, Suite 1800, Los Angeles, California at 9:00 a.m. local time on November 12, 1997 or at a date and time to be mutually agreed upon between the parties, but shall be deemed effective as of 11:59 p.m., local time of the immediately preceding day (the "Closing Date").

                 D.   Waiver of Bulk Transfer Provisions.  Buyer hereby waives
                      ----------------------------------
compliance with all provisions of the bulk sales laws of any state, if applicable, to the transactions herein contemplated, and in consideration of such waiver Delta and Seller shall jointly and severally indemnify Buyer against and hold it harmless from any and all loss, cost, damage, liability, deficiency or expense (including reasonable attorneys' fees) resulting from or arising out of such noncompliance provided that Buyer shall give notice to Seller of any such loss, cost, damage, liability, deficiency or expense and Seller shall have an opportunity to pay for and defend the claim for same.

          4.      Representations and Warranties of Seller and Delta.  In order
                  --------------------------------------------------
to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller and Delta, jointly and severally, make the following representations and warranties to Buyer.

                 A.   Title to Personal Property and Condition of Assets.
                      --------------------------------------------------

                      1. Except as set forth on Schedule 4.A attached hereto, Seller has (i) good and marketable title to all of the tangible personal property and assets which are used in the operation of the Business and which Seller owns/or purports to own, and (ii) valid leasehold interests in all leases of tangible personal property which are used in the operation of the Business and which Seller leases or purports to lease, in each case free and clear of any Liens, other than Permitted Liens. Except as set forth on Schedule 4.A, all equipment of Seller and Seller's plant structure used in the operation of the Business or included in the Purchased Assets are in good operating condition and repair, subject to normal wear and tear and the provision of usual and customary maintenance and repair performed in the ordinary course with respect to similar equipment of like age and assembly.

                      2. Seller does not own in fee any real property used in the operation of the Business. Seller enjoys peaceful and undisturbed possession under all leases of personal property included in the Purchased Assets under which they are operating. Except as set forth on Schedule 4.A, there are no existing defaults, or events which with the passage of time or the giving of notice, or both, would constitute defaults by Seller or, to the knowledge of Seller, by any other party to any such lease.

                      3. Except for leasehold interests and other leased properties specifically identified on Schedule 4.A hereto, and customer owned assets used in the ordinary course of business, there are no tangible assets owned by any third party which are used by Seller in the operation of the Business.

                      4. As used herein, the term "Lien" means any mortgage, pledge, hypothecation, lien, security interest, financing statement, charge or other similar encumbrance. The term "Permitted Liens" means (a) Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on Seller's books and records, (b) easements, covenants, conditions and restrictions of record, as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of Seller's business, (c) workers or unemployment compensation Liens arising in the ordinary course of business, and (d) mechanic's, materialman's, supplier's, vendor's, landlord's or similar Liens arising in the ordinary course of business securing amounts which are not delinquent.

                 B.   Real Property.
                      -------------

                      1. Schedule 4.B attached hereto sets forth a list and a brief description of all real property leased, subleased or otherwise occupied by Seller and used in the operation of the Business or included in the Purchased Assets, indicating the nature of Seller's interest therein (collectively, the "Real Property"). Seller has valid leasehold interests in all leases of Real Property which it leases or purports to lease, free and clear of any Liens, other than Permitted Liens. To Seller's knowledge, there are no pending or threatened condemnation, expropriation, eminent domain or similar proceedings affecting all or any portion of the Real Property.

                 2. Seller enjoys peaceful and undisturbed possession under all Real Property leases under which Seller is operating. All of such leases are valid, subsisting and in full force and effect, no notice of termination has been received by Seller with respect thereto and there are no existing defaults, or events which with the passage of time or the giving of notice, or both, would constitute defaults by Seller or, to the knowledge of Seller, by any other party thereto.

                 3. There are no leases, subleases (except as respects the SCE Credit Union office space and GNP parking space), licenses, concessions or other agreements, written or oral, by Seller granting to any party or parties the right to use or occupancy of any portion of the Real Property.

          C.     Organization and Qualification.
                 ------------------------------

                 1. Each of Seller and Delta is a corporation validly existing and in good standing under the laws of the States of Delaware and Nevada, respectively, with corporate power to own its properties and to carry on its business as it is now being conducted and Seller is duly qualified to do business and in good standing in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business makes such qualification necessary.

                 2. books of account and other records of Seller relating to the Business, all of which have been made available to Buyer, are complete and in accordance with applicable generally accepted accounting principles, consistently applied, and applicable laws and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of Seller, or a designated representative of Buyer.

                 3. Except as set forth in Schedule 4.C attached hereto, Seller has no direct or indirect equity interest by stock ownership, contract or otherwise in any other corporation, partnership, joint venture, firm, association or business enterprise.

          D.     Power and Authority.  Each of Seller and Delta has the power
                 -------------------
(corporate or otherwise) to execute and deliver this Agreement and to incur and perform its obligations hereunder. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Seller and Delta, and this Agreement is the legal, valid and binding obligation of each of Seller and Delta, enforceable in accordance with its terms.

          E.     Approvals and Consents; Noncontravention.  Except as set forth
                 ----------------------------------------
on Schedule 4.E attached hereto, the execution, delivery, and performance of this Agreement by Seller and Delta and the consummation of the transactions contemplated hereby, will not (i) violate any statute, regulation or ordinance of any governmental authority or require any filing with or authorization, consent or approval of any government or governmental agency or of any third party under any agreement or instrument, required to be obtained by Seller or Delta, (ii) conflict with, result in the breach of, or constitute a violation or default under any of the provisions of the Articles of Incorporation or By Laws of Seller or Delta, (iii) conflict with or result in a breach of any Personal Property Lease, Real Property Lease, or Material Agreement (as defined in
Section 4L), or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder or result in the right of any party to exercise any remedy or to accelerate maturity or performance thereunder or terminate or modify any such item, or (iv) result in the creation or imposition of any lien, charge or encumbrance, or restriction of any nature whatsoever on or with respect to the Purchased Assets.

          F.     Tax Returns; Withholdings.  Seller has filed all tax returns
                 -------------------------
which are required to have been filed, and has paid all taxes and governmental charges due and payable by it, subject to the good faith contesting of any such items. Each such tax return as filed was true, correct and complete in all material respects and has been made available to Buyer. All amounts required to be withheld by Sellers from employees for income tax, social security contributions, unemployment tax, or workers' compensation have been withheld and paid to the appropriate governmental agencies. Except as set forth on Schedule 4.F attached hereto, there is no claim or assessment pending or, to the knowledge of Seller, threatened against Seller for any alleged deficiency in taxes. There are no pending audits of any tax returns of Seller.

          G.     Compliance with Laws.  Seller has complied with all applicable
                 --------------------
laws and regulations of foreign, federal, state and local governments and all agencies thereof including, without limitation, Environmental Laws (hereinafter defined) in the operation of the Business, and no claims have been filed alleging a violation of any such law or regulation which have not been heretofore settled. Seller holds all permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies necessary to conduct the Business as it is presently being conducted. All such permits, licenses and certificates are listed on Schedule 4.G attached hereto and are in full force and effect, and Seller has not received any notice of violation, or intent to revoke or to not renew, any of such permits, licenses and certificates.

          H.     Litigation. Except as set forth on Schedule 4.H attached
                 ----------
hereto, there are no legal actions, suits, arbitrations, administrative or other governmental proceedings pending or, to Seller's knowledge, threatened against or affecting Seller or the Business at law or in equity or by or before any governmental department, commission, board, agency, bureau, tribunal or instrumentality which, if determined adversely to Seller would have a material adverse effect on the Business or the financial condition or results of operations of Seller or materially and adversely affect the ability of Seller to consummate the transactions contemplated hereby.

          I.     Financial Statements.  Seller has delivered to Buyer copies of
                 --------------------
the audited financial statements of Seller, consisting of a balance sheet, income statement and cash flow statement, as of and for the periods ended December 31, 1994, 1995 and 1996 and the unaudited balance sheet, income statement and cash flow statement as of and for the period ended August 24, 1997 (collectively, the "Financial Statements"). The Financial Statements (i) have been prepared from and are in accordance with Seller's books and records, (ii) are complete and correct and fairly and accurately present in all material respects the financial condition and results of operations of Seller as of the dates thereof and for the periods covered thereby, and (iii) were prepared in accordance with generally accepted accounting principles and Seller's accounting practices, policies and procedures, applied on a consistent basis throughout the period indicated. The Business has been conducted only in the ordinary course of business since December 31, 1996.

          J.     Absence of Undisclosed Liabilities.  [intentionally omitted]
                 ----------------------------------

          K.     Employees and Employee Benefits.  Seller has the employees set
                 --------------------------------
forth on Schedule 4.K.1(i) attached hereto and there are no employment or other agreements with any such persons except as set forth on Schedule 4.K.1(i). Except as set forth on Schedule 4.K.1(ii) attached hereto, Seller is not a party or subject to any collective bargaining or similar labor agreement nor has Seller encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slow downs or lockouts.

                 1. Schedule 4.K.1(iii) attached hereto lists each bonus, pension (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current employee, officer or director of Seller related to the Business, and any employment, consulting, severance, termination or indemnification agreement, arrangement or understanding with any employee of Seller related to the Business (collectively, "Benefit Plans").

                 2. Seller has delivered to Buyer true, complete and correct copies of each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof).

                 3. No Benefit Plan contains any provision that imposes any liability or obligation on Buyer as a successor employer, or in any other manner, with respect to Seller's obligations under such Benefit Plan, absent Buyer's written consent and assumption of such Benefit Plans and obligations.

                 4. Seller and any other entity that would be aggregated with Seller under Code Section 414(b), (c), (m) or (o) (collectively, the "Seller Affiliates") have substantially complied and will substantially comply with the continuation coverage provisions of ERISA Section 601-608 and Code Section 4980B with respect to all group health plans, as such term is defined in Code Section 5000(b)(1) ("COBRA Coverage"), of Seller and the Seller Affiliates, and there are no past or current violations of the continuation coverage provisions by Seller and the Seller Affiliates that could give rise to any material liability.

                 5. Buyer will incur no obligation or liability under or relating to any Benefit Plan, including multi-employer plans, ever maintained by Seller or Seller's Affiliates.

          L.     Contracts.  Schedule 4.L attached hereto lists the following
                 ---------
material contracts and leases of Seller ("Material Agreements") affecting the
Business:

                 1. Contracts or other agreements calling for the purchase of raw materials or supplies in any one year of more than $50,000 in any case (or $250,000 in the aggregate in any one year, in the case of any related series of contracts and agreements);

                 2. Contracts or other agreements calling for the sale of products or goods in any one year of more than $50,000 in any case (or $250,000 in the aggregate in any one year, in the case of any related series of contracts and agreements);

                 3. Contracts or other agreements with sales representatives, agents or similar persons;

                 4. Contracts or other agreements for the lease or use of real property;

                 5. Contracts or other agreements for the lease or use of personal property or equipment with the lease payments thereunder of more than $50,000 per year in any one case;

                 6. Contracts with customers which accounted for more than five (5%) percent of Seller's revenues for the 12 months ended December 31, 1996;

                 7. Contracts to which Seller is a party which were entered into outside the ordinary course of business;

                 8.  Any other contract material to the Business; and

                 9.  Contracts between Seller and any affiliate of Seller.

Except as set forth on Schedule 4.L, all of the Material Agreements are in full force and effect, and no breach or default by Seller or, to the best of Seller's knowledge, by any other party has occurred with respect to any material provision of such agreements. Except as identified on Schedule 4.L, no approval or consent of any person is needed in order that the Material Agreements set forth on Schedule 4.L continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

                 M.  Employment.
                     ----------

                     1. Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, including terms and conditions of employment, equal opportunity, collective bargaining and wages and hours. Except as disclosed on Schedule 4.M, Seller has not, during the immediately preceding 12 months, experienced any material dispute with any of its present employees.

                     2. To the knowledge of Seller, no employee of Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other person that in any way materially adversely affects (i) the performance of his duties as an employee of Seller, or (ii) the ability of Seller to conduct its business. No officer, or other key employee of any company has notified Seller of the intent of any employee of Seller to terminate his employment with Seller.

                 N.  Intellectual Property Rights. Seller owns or has the right
                     ----------------------------
to use all of the Intellectual Property Rights and Know-How which are necessary for the conduct of, or are used in, the Business as the Business is presently being conducted and such rights and interests are either (i) freely transferable to Buyer or (ii) will be licensed and made available for use by Buyer without cost. Except as listed in Schedule 4.N hereto, (i) Seller has no knowledge nor has it received any notice to the effect that any service or products that it provides or sells, or any process, method, part or material it employs in the Business or used by Seller, infringes on any trademark, trade name, copyright or patent, or is in conflict with any asserted right of another, and (ii) there is no pending or, to the knowledge of Seller, threatened claim or litigation against Seller contesting its right to use any of the Intellectual Property Rights or Know-How being transferred or licensed to Buyer, or asserting its misuse of any thereof, which would deprive Buyer of its right to assert its rights thereunder or which would prevent the sale of any service or product produced, provided or sold by Buyer utilizing the Intellectual Property Rights or Know-How to be transferred to Buyer.

                 O.  Insurance Policies. Seller has delivered to Buyer a list of
                     ------------------
all insurance policies or binders of insurance or programs of self-insurance which relate to the Business or the Purchased Assets. No written notice of cancellation or nonrenewal with respect to, or disallowance of any material claim under, any such policy or binder has been received by Seller.

                 P.  Environmental Matters.
                     ---------------------

                     1.  Definitions.  As used in this Agreement:
                         -----------

                         a. "Hazardous Materials" means (a) any and all hazardous substances, pollutants, and contaminants (as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA")), solid or hazardous wastes (as defined by the Resource Conservation and Recovery Act ("RCRA")); hazardous materials (as defined by the Hazardous Materials Transportation Act); toxic substances (as defined by the Federal Toxic Substances Control Act ("TSCA")); toxic chemicals or extremely hazardous substances (as defined by the Emergency Planning and Community Right-To-Know Act); hazardous air pollutants (as defined by the Clean Air Act); hazardous substances (as defined by the Clean Water Act); (b) petroleum or petroleum products; polychlorinated biphenyls ("PCBs"); asbestos-containing materials; and (c) any other toxics, chemicals, wastes, substances, or materials, including, without limitation, asbestos and lead based paint, which are regulated under any of the Environmental Laws (as defined herein);

                         b. "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, permits, licenses and judgments in effect as of the date of this

          Agreement and relating to the environment and/or the use, generation, storage, disposal, treatment, transportation, recycling, sale or release of Hazardous Materials, including, without limitation, CERCLA, RCRA, the Clean Water Act, the Clean Air Act and TSCA;

                    c. "Environmental Matters" means matters relating to pollution, contamination or protection of the environment, release or disposal of Hazardous Materials, compliance with Environmental Laws (including, without limitation, matters relating to any "Environmental Costs" (as defined herein) or to any releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or soil, or resulting from the generation, use, storage, treatment, recycling, transportation, disposal or sale of Hazardous Materials); and

                    d. "Environmental Costs" means any cleanup costs, remediation, removal, or other response or site rehabilitation costs (including, without limitation, costs to bring the Business into compliance with all applicable Environmental Laws), investigation costs (including, without limitation, the reasonable fees and costs of consultants, legal counsel and other experts in connection with any environmental investigation, testing, audits, assessments or studies), losses, liabilities, obligations, payments, damages (including, without limitation, any actual, punitive or consequential damages (a) to third parties (including employees) for personal injury or damage to property, or (b) to natural resources), fines, penalties, judgments, and amounts paid in settlement arising out of or resulting from any Environmental Matter.

                 2. Environmental Representations and Warranties of Seller and
                    ----------------------------------------------------------
     Delta.  Seller and Delta, jointly and severally, hereby represent and
     -----
     warrant to Buyer that:

                    e. all permits, approvals, authorizations, licenses, certificates of authorization, registrations or other consents required under all applicable Environmental Laws for the operation of the Business and the occupancy as tenant of the properties listed on
          Schedule 1.A.2 hereto, (the "Environmental Permits") have been obtained and there are no pending or threatened actions to modify, restrict, rescind or challenge any Environmental Permit;

                    f. there are no violations of any Environmental Permit, and to the best knowledge of Seller, no condition at any of the properties listed on Schedule 1.A.2 hereof which, with notice to the appropriate governmental agency, would constitute a violation of any Environmental Permit;

                    g. Seller has not received any notice of the violation of any Environmental Laws by Seller in connection with the operation of the Business at any of the properties listed on Schedule 1.A.2 hereof or of any pending or threatened legal action against Seller in connection with the operation of the Business at any of the properties listed on Schedule 1.A.2 hereof under the authority of any Environmental Law or related to the release of or exposure to any Hazardous Material;

                    h. except as disclosed in Schedule 4.P hereto, no amounts of Hazardous Materials were disposed of by Seller or by any other person prior to the Closing Date in, on, under, above or around the properties listed on Schedule 1.A.2;

                             i. the processes, policies and activities of Seller with respect to the Business are in full compliance with all applicable Environmental Laws and regulations and Seller possesses all required permits, certificates and licenses required to operate the Business, and all such permits, certificates and licenses are valid; and

                             j. to the best knowledge of Seller there are no underground storage tanks on, at or below any of the real property owned or leased by Seller.

                    Q.  Absence of Certain Changes and Events. Except as set
                        -------------------------------------
forth in Schedule 4.Q and as otherwise contemplated by this Agreement, since December 31, 1996, Seller has conducted the Business only in the ordinary course, and has not:

                             a. Suffered any damage or destruction adversely affecting the properties or Business;

                             b. Made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash, stock or property) with respect to the capital stock of Seller or any direct or indirect redemption, purchase or other acquisition of such stock;

                             c. Suffered any material adverse change in its assets, liabilities, financial condition, or relationships with any suppliers or customers;

                             d. Increased the compensation payable or to become payable to any employee or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees or entered into or amended any employment, consulting, severance or similar agreement other than increases and bonuses in the ordinary course of the Business;

                             e. Incurred any liability or obligation (absolute, accrued, contingent or otherwise) not incurred in the ordinary course of business consistent with past practice;

                             f. Paid, discharged or satisfied any claim, liability or obligation other than payment in the ordinary course of business consistent with past practice;

                             g.  Waived any material claims or rights;

                             h. Sold, transferred or otherwise disposed of any of its assets, except in the ordinary course of business consistent with past practice;

                             i. Made any change in any method of accounting, or any material practice or principle of accounting;

                             j. Paid, loaned or advanced any amount to or sold, transferred or leased any asset to any employee except for normal compensation involving salary and benefits;

                             k.  Entered into any material commitment or
          transaction, other than in the ordinary course of business, affecting the operations of Seller; or

                             l. Agreed in writing, or otherwise, to take any action described in this Section.

                 R.  Transactions with Affiliates. Schedule 4.R sets forth a
                     ----------------------------
complete and correct list of any material contract, agreement, business arrangement or relationship between Seller and any affiliate of Seller related to the Business.

                 S.  Powers of Attorney. Except as noted on Schedule 4.S, other
                     ------------------
than in the ordinary course of business, Seller has not granted any power of attorney to any person for any purpose whatsoever related to the Business, which power of attorney is currently in force.

                 T.  Customers. Except as disclosed on Schedule 4.T, Seller is
                     ---------
not involved in any material controversy with any of Seller's customers of the Business, nor has Seller received written notice from a customer of the Business that any of Seller's customers intends to terminate or materially adversely alter its relationship with Seller or with Buyer after the Closing.

                 U.  No Third Party Options.  There are no existing agreements,
                     ----------------------
options, commitments or rights with, of or to any person to acquire any of Seller's assets, properties, or rights or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of inventory of Seller.

                 V.  Warranty and Product Liability Claims.
                     -------------------------------------

                     1. Each product manufactured, sold, leased or delivered by Seller through the Closing related to the Business has been in conformity in all material respects with all applicable contractual commitments and applicable laws and all express and implied warranties to customers. Under the historic warranty experience of Seller, Seller has not been required, pursuant to generally accepted accounting principles, consistently applied, to create a reserve for product warranty claims of the Business other than as set forth on the Financial Statements. No product manufactured, sold, leased, serviced or delivered by Seller prior to the Closing related to the Business is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 4.V sets forth the standard terms and conditions of sale, service or lease for Seller for products of the Business (including applicable guaranty, warranty and indemnity provisions).

                     2. Except for routine warranty claims for the return of defective or nonconforming merchandise, there exist no claims and to the knowledge of Seller there is no reasonable basis for the assertion of any claim against Seller for injury to persons or property suffered by any person as a result of the sale, service or manufacture of any product by Seller related to the Business prior to the Closing, including, but not limited to, claims arising out of the defective or unsafe nature of the products of Seller. Schedule 4.V sets forth a complete and correct list and brief description of all product liability claims that have been filed or made against Seller since January 1, 1994.

                 W.  Inventory and Accounts Receivable.  Except as set forth on
                     ---------------------------------
Schedules 2.A.1 and 2.A.1.e:

                     1. The Inventory is of a quality and quantity usable and salable in the ordinary course of the Business.

                     2. The accounts receivable of Seller are bona fide and arose out of arm's length transactions in the ordinary course of business of Seller in accordance with the terms and provisions contained in any documents relating thereto. There are no material setoffs, counterclaims or disputes asserted or conditions precedent to payment therefor with respect to any such accounts receivable, and no discount or allowance from any such accounts receivable has been made or agreed to. All such accounts receivable are collectible in full in the ordinary course of business.

                 X.  Full Disclosure.  No representation or warranty by Seller
                     ---------------
or Delta contained in this Agreement and no statement contained in any certificate or other instrument furnished or to be furnished to Buyers hereunder contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading in any material respect.

          5      Representations and Warranties of Buyer.  In order to induce
                 ---------------------------------------
Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer makes the following representations and warranties to Seller.

                 A.  Organization and Qualification. Buyer is a corporation
                     ------------------------------
validly existing and in good standing under the laws of the State of Delaware with corporate power to own its properties and to carry on its business as presently conducted.

                 B.  Power and Authority. Buyer has the corporate power to
                     -------------------
execute and deliver this Agreement and to incur and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer, and this Agreement is the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

                 C.  Approvals and Consents; Noncontravention.  The execution,
                     ----------------------------------------
delivery, and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby, will not (i) conflict with, result in the breach of, or constitute a violation or default under any of the provisions of the Certificate of Incorporation or By Laws of Buyer, or (ii) conflict with or result in a breach of any agreement, deed, contract, mortgage, indenture, writ, order, decree, contractual obligation or instrument to which Buyer is a party or by which it or any of its assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

                 D.  Full Disclosure.  No representation or warranty by Buyer
                     ---------------
contained in this Agreement and no statement contained in any certificate or other instrument furnished or to be furnished to Sellers hereunder contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading in any material respect.

          6.     Covenants.
                 ---------

                 A.  Publicity. Buyer and Seller shall consult with each other
                     ---------
before issuing any press release concerning the transactions contemplated by this Agreement and, except as may be required by applicable law or any listing agreement with or regulation or rule of any stock exchange or over the counter market on which the securities of Seller or Buyer (or any affiliate thereof) are listed or traded, will not issue any such press release prior to such consultation. If Buyer or Seller is so required to issue such press release it shall use its best efforts to inform the other parties hereto prior to issuing such press release, but the approval of the other parties shall not be required.

                 B.  Retention of and Access to Books and Records and Personnel.
                     ----------------------------------------------------------
For a period of seven (7) years after the Closing Date, the parties shall retain all books or records relating to the Business, and any party, wishing to dispose or destroy books or records, shall provide not less than thirty (30) days prior written notice to the other party of such proposed action. If the recipient of such notice desires to obtain any of such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party. Buyer shall, subject to such reasonable limitations as may be necessary to protect proprietary information, at the expense of Seller, and on reasonable prior notice to Buyer, (a) afford Seller, and its counsel, accountants, consultants and other representatives reasonable access during normal business hours at the business locations of the Purchased Assets to examine and copy the books, tax returns, records and files of Seller which relate to periods prior to the Closing Date, (b) cooperate with reasonable requests of Seller with respect to gathering information contained therein which may be necessary to respond to inquiries or requests made by any governmental authority or courts which relate to any tax returns or other documents filed by or on behalf of Seller prior to or relating to the periods prior to the Closing Date, and (c) provide Seller with reasonable access to employees of Buyer previously associated with Seller who have knowledge needed by Seller with respect to the foregoing. Seller shall, at Buyer's sole expense, during normal business hours, afford Buyer and its agents reasonable access to and the opportunity to review and make copies of, all canceled checks of Seller relating to the Business in connection with any reasonable request of Buyer.

           C.  Covenants of Seller, Delta, Impactdata and Millar.
               -------------------------------------------------

               1.     Noncompetition.  For a period of five (5) years after the
                      --------------
     Closing Date, each of Seller, Delta, Impactdata and Millar will not, directly or indirectly, engage in, or own an interest in or be involved or connected in any manner with any person or entity which engages in, any present or future business activity in the United States in competition with the Business as presently conducted. If any portion of this restrictive covenant is held to be unreasonable, arbitrary or against public policy, each covenant shall be considered to be divisible both as to time and geographic area; and each one (1) week of the specified period shall be deemed to be a separate period of time and, each political subdivision within each state in the United States, shall be deemed to be a separate geographic area, so that the maximum time and geographic area shall remain effective so long as the same is not unreasonable, arbitrary or against public policy. This covenant shall not prohibit Seller from honoring warranty claims arising from the Business as may be required hereunder.

               2.     Protection of Confidential Information.  Each of Seller,
                      --------------------------------------
     Delta, Impactdata and Millar hereby agrees, for a period of five (5) years after the Closing Date to safeguard against disclosure to third parties all Trade Secrets transferred to Buyer hereunder, by using reasonable secrecy measures and not less than the same degree of care as for its own similar proprietary information.

               3.     Solicitation of Employees.  For a period of five (5) years
                      -------------------------
     after the Closing Date, each of Seller, Delta, Impactdata and Millar shall not, without Buyer's prior written consent, directly or indirectly solicit any then-current employee of Buyer nor shall Seller, Delta, Impactdata or Millar encourage any such employee to terminate his or her employment with Buyer.

               4.     Intellectual Property.  To the extent Seller fails to
                      ---------------------
     transfer any Intellectual Property Rights or Know-How or to make available any which are currently used in the operation of the Business as it is presently conducted, Seller shall take all commercially reasonable actions required to effect or assist such transfer so as to confer upon Buyer those benefits held by Seller which attend a use of such Intellectual Property Rights in connection with the Business. Nothing in this Section 6.C.4 shall be construed as limiting the representations and warranties contained in Section 4.N.

               5.     Name.  As soon as possible following Closing, Seller shall
                      ----
     amend its articles of incorporation to change its name to a name not similar to "Datatape," and reasonably acceptable to Buyer, and Delta shall amend its articles of incorporation to change its name to a name not similar to "Delta Tango," and reasonably acceptable to Buyer.

               6.     Bond Notices.  As soon as practicable after Closing,
                      ------------
     Seller shall deliver notices providing for the termination of Seller's bond financing.

               7.     Instructions.  As of the Closing Seller shall execute with
                      ------------
     Buyer instruction letters to the paying entities under the accounts receivable included in the Purchased Assets and promptly thereafter such documents as provided by Buyer to perfect the transfer of governmental receivables included in the accounts receivable included in the Purchased Assets.

               8.     Seller Plan.  Seller will, promptly after the Closing,
                      -----------
     take the necessary steps to amend the Datatape Incorporated Capital Accumulation Plan (the "Plan") to allow for the tax-free rollover of outstanding Plan loans to the tax-qualified deferred contribution retirement plan maintained by Buyer for those employees of Seller who are eligible to make rollover contributions to Buyer's plan (the "Acquired Employees"). Said Plan amendment and rollover of the loans shall occur before the loans default under the terms of the loan policy maintained under the Plan. If the Plan loans will default before Seller can obtain an IRS determination letter on the termination of the Plan, Seller shall amend the Plan to allow for distributions to the Acquired Employees pursuant to
     Section 401(k)(10) of the Internal Revenue Code of 1986, as amended, and further to allow for the tax-free rollover of the loans as stated above. Said Plan amendment and rollover of the loans shall occur before the loans default under the terms of the loan policy maintained under the Plan.

           D.  Covenants of Buyer.
               ------------------

               1.     Employment.
                      ----------

                    m. Buyer shall offer employment to certain of the employees of the Business set forth on Schedule 6.D.1 who are actively employed regular full time workers as of the Closing Date at a salary amount in excess of ninety percent (90%) of the salary paid to each such employee by Seller immediately prior to the Closing. Eligible employees shall be extended offers of employment by Buyer immediately after the Closing on terms and conditions to be determined by Buyer in its sole discretion (except that Buyer shall provide deferred compensation under a plan of Buyer as listed on Schedule 6.D.1.a.(1)) (the "Transferred Employees").

                    n. Seller shall retain responsibility for all obligations to any employee of the Business who is not deemed to be a Transferred Employee including the following:

                         (1) employees of the Business who are not willing to accept an offer of employment with Buyer;

                         (2) employees of the Business who are on leave of absence (other than vacation) as of the Closing Date;

                         (3) employees of the Business who are on medical leave of absence due to a short or long term disability as of the Closing Date;

                         (4) employees of the Business who are not actively at work on the Closing Date due to a work-related injury for which they are collecting workers' compensation benefits;

                         (5)    retirees; and

                         (6) any employees of the Business not deemed to be a Transferred Employee.

               2.     Rights of Third Parties.    Notwithstanding anything to
                      -----------------------
     the contrary, the foregoing provisions of Section 6.D.1 of this Agreement constitute agreements between Buyer and Seller, and no Transferred Employee, any other employee, or any other person or entity, shall be deemed to be a third-party beneficiary or have the right to claim any particular benefit to aggregation of benefits as a result of such provisions.

               3.     Warranty Claims.  Buyer shall honor and be responsible for
                      ---------------
     all warranty, repair and service obligations (the "Warranty Claims") for the Business for goods manufactured or sold by Buyer after the Closing Date. Buyer shall also perform in-warranty service and repair work on behalf of Seller for goods manufactured and sold by Seller prior to the Closing Date to the extent such service and repair work is accrued for and reserved on the Closing Balance Sheet. Buyer shall be indemnified by Seller pursuant to Section 8.A.3 for all other Warranty Claims.

     7.     Taxes.
            -----

          A.     Taxes Related to Purchase of Assets.  Seller shall bear sole
                 -----------------------------------
responsibility for all taxes, including, but not limited to bulk sales or equivalent sale or transfer taxes which are due and payable in connection with the transactions contemplated by this Agreement. Buyer shall provide Seller or the relevant taxing authority any documents which would reduce, mitigate or eliminate any liability arising from this paragraph.

          B.     Pre-Closing Taxes.  Seller shall be solely responsible for all
                 -----------------
income, sales, use, personal property and other taxes which are attributable to the operation of the Business for periods ending on or prior to the Closing Date, regardless of whether such taxes are due and payable after the Closing Date, and similarly shall be entitled to any tax refunds with respect thereto. Real property taxes assessed in 1997 against any real property included in the Purchased Assets shall be prorated by Seller and Buyer based on the number of days of their respective ownership of such property in 1997.

          C.     Post-Closing Taxes.  Buyer shall bear full responsibility for
                 ------------------
all income, sales, use, personal property and other taxes which are attributable to the operation of the Business solely for periods after the Closing Date.

     8.     Indemnification.
            ---------------

          A.     Seller and Delta.  Seller and Delta shall jointly and severally
                 ----------------
indemnify, defend and hold harmless Buyer, its officers, directors and employees and their respective successors and assigns (collectively, the "Buyer Indemnitees") from and against, and shall reimburse the Buyer Indemnitees for, all suits, claims, demands, actions, causes of action, losses, costs, assessments, judgments, damages, or expenses (including, without limitation, any fines, penalties, punitive damages, and reasonable fees and disbursements of counsel and other expenses incurred investigating or defending any of the foregoing or enforcing this Agreement) (collectively, "Losses") imposed upon or incurred by any of the Buyer Indemnitees, directly or indirectly, and whether or not the result of any third party claim, resulting from or arising out of or with respect to (i) any breach of any of Seller's or Delta's representations and warranties in this Agreement or in any other schedule, certificate or instrument delivered by Seller or Delta pursuant hereto (whether discovered before, during or after the Closing), (ii) any breach by Seller, Delta, Impactdata, or Millar of its covenants and agreements in this Agreement or in any other instrument delivered pursuant hereto at the Closing, and (iii) Seller's failure to pay, discharge or perform any of its liabilities or obligations which are not expressly assumed by Buyer under this Agreement.

          B.     Buyer.  Buyer shall indemnify, defend and hold harmless Seller,
                 -----
its officers, directors and employees and their successors and assigns (collectively, the "Seller Indemnitees") from and against, and shall reimburse the Seller Indemnitees for, all Losses imposed upon or incurred by any of the Seller Indemnitees, directly or indirectly, and whether or not the result of any third party claim, resulting from or arising out of or with respect to (i) any breach of any of Buyer's representations and warranties in this Agreement or in any other schedule, certificate or instrument delivered by Buyer pursuant hereto (whether discovered before, during or after the Closing), (ii) any breach by Buyer of its covenants and agreements in this Agreement or in any other instrument delivered pursuant hereto at the closing, and (iii) Buyer's failure to pay, discharge or perform any of the Assumed Liabilities.

          C.     Indemnity Procedure.  Subject to the time limitations and
                 -------------------
amounts set forth in Section 8.D below, Buyer, Seller and Delta shall each follow the following procedures, as the case may be:

               1.     If By Seller and Delta.  Buyer shall promptly notify
                      ----------------------
     Seller (for itself and on behalf of Delta) in writing of the existence of any claim, demand or other matter ("Claim") to which, in

     Buyer's reasonable judgment, Seller and Delta indemnification obligations hereunder would apply. Seller and Delta shall thereafter have ten (10) business days to determine whether, in their reasonable judgment, they are obligated to indemnify Buyer with respect to such claim. If Seller and Delta determine, within such ten (10) business day period, that they are so obligated, they shall notify Buyer of their determination thereof. Thereafter, Seller and Delta, upon Buyer's request, shall assume the defense thereof, including retaining counsel reasonably satisfactory to Buyer to represent Buyer, and shall pay the fees and expenses of any such counsel related to such proceeding as well as any fees or expenses incurred by Buyer to the date of Seller's and Delta's assumption of the defense. In any such proceeding, Buyer shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of Buyer.

               If Seller and Delta find that they are not so obligated, or they fail to notify Buyer of their determination during such ten (10) business day period, Seller, Delta and Buyer shall submit the issue of whether Seller and Delta are obligated to indemnify Buyer with respect to such Claim, to binding arbitration to be held in Louisville, Kentucky, in accordance with, and with a single arbitrator to be selected under, the Commercial Arbitration Rules of the American Arbitration Association as then in effect. The arbitrator so selected shall use his or her best efforts to resolve this issue within thirty (30) days after his or her selection. If the arbitrator determines that Seller and Delta are obligated to indemnify Buyer with respect to such Claim, then Seller and Delta shall immediately assume the defense thereof, reimburse Buyer for all Buyer's reasonable costs directly related to the defense of such Claim, including Buyer's reasonable costs directly related to the arbitration, and shall pay the fees and expenses of the arbitrator. If the arbitrator determines that Seller and Delta are not obligated to indemnify Buyer with respect to such Claim, then Buyer shall retain the defense thereof, reimburse Seller and Delta for all their reasonable costs directly related to the defense of such Claim (if any), including their reasonable costs directly related to the arbitration, and shall pay the fees and expenses of the arbitrator. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration, and no party will institute any suit with regard to the dispute or controversy except to enforce the award.

               All costs incurred by Buyer in the defense, settlement or compromise of such Claim shall, to the extent Seller and Delta would otherwise be obligated to pay such costs, be reimbursed to Buyer by Seller and Delta. If the Claim is one that cannot by its nature be defended solely by Seller and Delta (including, without limitation, any federal or state tax proceeding), then Buyer shall make available information and assistance (but not financial assistance) reasonably required to defend the Claim.

                   2.     If By Buyer.  Seller shall promptly notify Buyer in
                          -----------
     writing of the existence of any claim, demand or other matter ("Claim") to which, in Seller's reasonable judgment, Buyer indemnification obligations hereunder would apply. Buyer shall thereafter have ten (10) business days to determine whether, in its reasonable judgment, it is obligated to indemnify Seller with respect to such claim. If Buyer determines, within such ten (10) business day period, that it is so obligated, it shall notify Seller of its determination thereof. Thereafter, Buyer, upon Seller's request, shall assume the defense thereof, including retaining counsel reasonably satisfactory to Seller to represent Seller, and shall pay the fees and expenses of any such counsel related to such proceeding as well as any fees or expenses incurred by Seller to the date of Buyer's assumption of the defense. In any such proceeding, Seller shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of Seller.

               If Buyer finds that it is not so obligated, or it fails to notify Seller of Buyer's determination during such ten (10) business day period, Buyer and Seller shall submit the issue of whether Buyer is obligated to indemnify Seller with respect to such Claim, to binding arbitration to be held in Louisville, Kentucky, in accordance with, and with a single arbitrator to be selected under, the Commercial Arbitration Rules of the American Arbitration Association as then in effect. The arbitrator so selected shall use his or her best efforts to resolve this issue within thirty (30) days after his or her selection. If the arbitrator determines that Buyer is obligated to indemnify Seller with respect to such Claim, then Buyer shall immediately assume the defense thereof, reimburse Seller for all Seller's reasonable costs directly related to the defense of such Claim, including Seller's reasonable costs directly related to the arbitration, and shall pay the fees and expenses of the arbitrator. If the arbitrator determines that Buyer is not obligated to indemnify Seller with respect to such Claim, then Seller shall retain the defense thereof, reimburse Buyer for all Buyer's reasonable costs directly related to the defense of such Claim (if any), including Buyer's reasonable costs directly related to the arbitration, and shall pay the fees and expenses of the arbitrator. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration and no party will institute any suit with regard to the dispute or controversy except to enforce the award.

               All costs incurred by Seller in the defense, settlement or compromise of such Claim shall, to the extent Buyer would otherwise be obligated to pay such costs, be reimbursed to Seller by Buyer. If the Claim is one that cannot by its nature be defended solely by Buyer (including, without limitation, any federal or state tax proceeding), then Seller shall make available information and assistance (but not financial assistance) reasonably required to defend the Claim.

             D.     Limitations of Indemnities.
                    --------------------------

                  1. Notwithstanding the provisions of Sections 8.A, 8.B and 8.C hereof, no payment shall be made by an indemnifying party to an indemnified party based upon any claim of an indemnified party under this
     Section 8 until the amount of all such claims (after deducting insurance proceeds and third party recoveries paid to or for the benefit of the indemnified party) shall total, in the aggregate of fifty thousand dollars ($50,000) for products liability and other liabilities (excluding environmental and tax liabilities, which shall be fully reimbursed)(the "Minimum Damages"), in which event only the amount of such claims of the indemnified party in excess of the Minimum Damages (after deducting any insurance proceeds and third party recoveries paid to or for the benefit of the indemnified party) shall be subject to indemnification in accordance with the terms of Sections 8.A, 8.B and 8.C hereof, but in no event shall the aggregate of such claims exceed the Purchase Price, except in the case of indemnification for tax liability, which shall be made without limit.

                    o. The parties' respective obligations to indemnify each other under Sections 8.A, 8.B and 8.C hereof shall expire on the following anniversaries of the Closing Date:

                    p. the applicable statute of limitations with respect to all matters involving tax claims; and

                    q. the third (3rd) anniversary, with respect to all other matters, (except those involving claims regarding environmental matters, which shall have no time limit).

                  2. The parties hereto intend that the literal provisions of Section 8.D shall give effect to the terms of the following table:



LIABILITY                  TERM LIMIT                       CAP
BASKET


Environmental              None                             Purchase Price
$0


Product Liability          3 Years                          Purchase Price
$50,000*


Taxes                      Statute of Limitations           None
$0


All Others                 3 Years                          Purchase Price
$50,000*

         * This is an aggregate total for product liabilities and all other liabilities.
                E.         Remedies. The indemnification provisions set forth in
                           --------
this Article 8 shall be Seller's and Buyer's sole and exclusive remedy against each other and Delta for any breach or misrepresentation of any covenant or representation made herein; provided that, Seller and Buyer shall retain all remedies at law or in equity in the event of any willful misconduct or fraudulent act committed by the other party hereto in connection with the terms of this Agreement.

        9.      Closing Documents.
                -----------------

               A.     Provided By Buyer.
                      -----------------

                      1.     Funds. Wire transfer of the full amount of the
                             -----
     Purchase Price as set forth in Section 3.B.

                      2.     Assumptions. Executed assignments of lease
                             -----------
     agreements as specified in Schedule 2.A.1.a hereto and such other bills of sale, assignments, other instruments and documents as shall be necessary to vest in Buyer the Purchased Assets and to carry out the transactions contemplated by the Agreement.

                      3.     Secretary's Certificates. All resolutions of the
                             ------------------------
     Board of Directors of Buyer authorizing the transactions contemplated by this Agreement, certified by the Secretary of Buyer.

                      4.     Escrow Agreement. Executed Escrow Agreement
                             ----------------
     substantially in the form of Exhibit A attached hereto (the "Escrow
                                  ---------
     Agreement").

                      5.     Transition Services Agreement.  Executed Transition
                             -----------------------------
     Services Agreement substantially in the form of Exhibit B attached hereto
                                                     ---------
     (the "Transition Services Agreement").

                      6.     Reseller Agreement.  Executed Distributor Agreement
                             ------------------
     substantially in the form of Exhibit C attached hereto (the "Distributor
                                  ---------
     Agreement").

                      7.     Reciprocal Purchase Agreement.  Executed Reciprocal
                             -----------------------------
     Purchase Agreement substantially in the form of Exhibit D attached hereto
                                                     ---------
     (the "Reciprocal Purchase  Agreement").

               B.     Provided By Seller.
                      ------------------

                      1.     Assignments and Bills of Sale. Executed Assignment
                             -----------------------------
     and Bill of Sale in the form attached hereto as Exhibit E and executed
                                                     ---------
     assignments of lease agreements as specified in Schedule 2.A.1.a hereto and such other bills of sale, assignments, other instruments and documents as shall be necessary to vest in Buyer the Purchased Assets and to carry out the transactions contemplated by the Agreement.

                      2.     Secretary's Certificates. All resolutions of the
                             ------------------------
     Board of Directors of Seller, of Delta and of Impactdata (including as the shareholder of Seller) authorizing the transactions contemplated by this Agreement, certified by the Secretary of Seller and Delta.

                      3.     Amendment of Articles. Seller and Delta shall
                             ---------------------
     deliver to Buyer executed Articles of Amendment to their Articles of Incorporation as contemplated by Section 6.C.5.

                      4.     Transition Services Agreement.  Executed Transition
                             -----------------------------
     Services Agreement.

                      5.     Escrow Agreement.  Executed Escrow Agreement.
                             ----------------

                      6.     Reseller Agreement.  Executed Reseller Agreement.
                             ------------------

                      7.     Reciprocal Purchase Agreement.  Executed Reciprocal
                             -----------------------------
     Purchase Agreement.

                      8.     Section 6.C Items.  The other items required to be
                             -----------------
     delivered by Seller at Closing pursuant to Section 6.C of this Agreement.

        10.     Miscellaneous.
                -------------

               A.     Successor and Assigns. Except as otherwise provided in
                      ---------------------
this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder (including by operation of law) without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. Notwithstanding the foregoing, Buyer may assign its rights and delegate its obligations to one or more subsidiary or affiliated corporations of Buyer; provided, however, that Buyer shall remain liable hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

               B.     Governing Law.  This Agreement shall be governed by and
                      -------------
construed in accordance with the laws of the State of California.

               C.     Expenses. Seller and Buyer will pay their respective costs
                      --------
and expenses, including the expenses of their accounting and legal representatives, in connection with the origin, negotiation, execution and performance of this Agreement.

               D.     Force Majeure. No party hereto shall be liable for any
                      -------------
failure of or delay in the performance of this Agreement for the period that such failure or delay is due to acts of God, public enemy, civil war, strikes or labor disputes or any other cause beyond the parties' reasonable control. Each party agrees to notify the other party promptly upon the occurrence of any such cause and to carry out this Agreement as promptly as practicable after such cause is terminated.

               E.     Severability. If any part or provision of this Agreement
                      ------------
shall be determined to be invalid or unenforceable by a court of competent jurisdiction or any other legally constituted body having jurisdiction to make such determination, such part or provision shall be valid and enforceable to the maximum extent permitted by law and the remaining provisions of this Agreement shall be fully effective.

               F.     Brokers' and Finders' Fees. Each of the parties represents
                      --------------------------
and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

               G.     Notices.  All notices, requests, demands and other
                      -------
communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission,
(iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or
(iv) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Seller or          Delta Tango, Inc.
Delta:                   1444 School House Road
                         Santa Barbara, California  93108
                         Attention:  Mr. M. Stuart Millar
                         Telephone:  (805) 969-2328
                         Facsimile:  (805) 969-4124

If to Buyer:             Metrum-D, Inc.
                         c/o Group Financial Partners, Inc.
                         455 South Fourth Street
                         Louisville, Kentucky  40202
                         Attention:  Mr. Jeffrey T. Gill
                         Telephone:  (502) 585-5544
                         Facsimile:  (502) 585-1602

          Any party may change its address for the purpose of this Section 11.G by giving the other party notice of its new address in the manner set forth above.

               H.     Amendments; Waivers. This Agreement may be amended,
                      -------------------
modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

               I.    Entire Agreement.  This instrument and the exhibits and
                     ----------------
schedules referred to herein contain the entire agreement of the parties hereto with respect to the sale and purchase of the Purchased Assets and the other transactions contemplated herein, and any reference herein to this Agreement shall be deemed to include the exhibits and schedules attached hereto. All oral or written agreements, statements, representations, warranties, and understandings with respect to the subject matter of this Agreement made or entered into by the parties prior to or contemporaneously with the execution of this Agreement are hereby rendered null and void and are merged herewith.

               J.    Further Matters.  Each party agrees to execute such further
                     ---------------
instruments of assignment and transfer and to perform such additional acts as are necessary to consummate the transactions contemplated by this Agreement.

               K.    Parties in Interest.  Nothing in this Agreement is intended
                     -------------------
to confer, or confers, any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns. Nothing in this Agreement is intended to, or does, relieve or discharge the obligations or liability of any third persons to any party to this Agreement. No provision of this Agreement shall give any third persons any right of subrogation or action over or against any party to this Agreement.

               L.   Survival.  The representations, warranties and covenants of
                    --------
the parties set forth herein shall survive the Closing date of this Agreement for the periods set forth in Section 8.D hereof.

               M.   Section and Paragraph Headings.  The section and paragraph
                    ------------------------------
headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

               N.   Counterparts.  This Agreement may be executed in several
                    ------------
counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

               O.   Knowledge of Breach.  In the event that Buyer has actual
                    -------------------
knowledge prior to Closing that Seller has breached any representation or warranty set forth herein, Buyer shall notify Seller of such breach.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              "Seller"

                         DATATAPE INCORPORATED

                         By:  /s/ M.S. Millar
                         --------------------------------

                         Title: President

                              "Delta"

                         DELTA TANGO, INC.

                         By:  /s/ M.S. Millar
                         --------------------------------

                         Title: President

                         "Impactdata"

                         IMPACTDATA, INC.

                         By:  /s/ M.S. Millar
                         --------------------------------

                         Title: President

                         "Millar"

                         /s/ M. S. Millar
                         --------------------------------
                         M. STUART MILLAR

                         "Buyer"

                         METRUM-D, INC.

                         By:  /s/ Richard L. Davis
                         --------------------------------

                         Title: Vice President